FORM OF LETTER OF TRANSMITTAL

Exhibit (a)(1)(iii)(A)

Axion International Holdings, Inc.

LETTER OF TRANSMITTAL

From:

If by Surface Mail:

To:	Axion International Holdings, Inc.

4005 All American Way

Zanesville, Ohio 43701

Attention: Donald Fallon

If by Email:

To:    dfallon@axih.com

I have received from Axion International Holdings, Inc. (the “Company”) the Amended and Restated Offer to Exchange and related documents (the “Offering Materials”) filed with the U.S. Securities and Exchange Commission in connection with Schedule TO/A on May 28, 2014, which describe the Company’s offer (the “Offer”) to exchange Warrants for shares of common stock. I am a holder of Warrants and I am eligible to participate in the Offer. I have reviewed the list of my Warrants provided to me by the Company and understand that, by participating in the Offer, I agree to sell all or some of these Warrants as indicated below.

In return for my Warrants, I understand the Company will issue me Exchange Shares as set forth below, calculated as set forth in the Offer.

I acknowledge that my participation in the Offer, in whole or in part, is completely voluntary. I understand that I may tender some, all or none of my Warrants, but if I tender an Eligible Option from a specific grant, I must tender all Warrants from such grant, in full.

For purposes of participating in the Offer, I hereby surrender my entire ownership interest in the Warrants indicated below, and I understand that such Warrants will be cancelled and will become null and void as of the date the Offer expires and such Warrants are accepted by the Company.

The Warrants I am tendering in the Offer are as follows:

Issue Date	Number of Warrants	Value under Black Scholes	Exchange Shares Issuable	Warrants Tendered

If you desire to tender less than all of the Warrants set forth above, then please indicate in the Warrants Tendered column the number of Warrants you desire to tender. If no number is inserted, then all of the Number of Warrants for the particular Issue Date will be deemed tendered in this Offer.

I acknowledge that I will be unable to withdraw the election described in this Letter of Transmittal after the Offer expires, which is currently scheduled to occur at 11:59 PM, Eastern Time, on June 16, 2014.

I hereby elect to participate in the Offer with respect to my Warrants designated above.

Signature of Holder:

Date:

Name (print):

Social Security No:

Daytime Phone:

Address: